Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact Chris Forrey investor@bc.com	Media Contact Amy Evans mediarelations@bc.com
For Immediate Release: October 30, 2024
Boise Cascade Company Announces Quarterly Dividend of $0.21 Per Share and Increase of Share Repurchase Authorization
BOISE, Idaho - Boise Cascade Company’s (Boise Cascade or the Company) (NYSE: BCC) Board of Directors declared a quarterly dividend of $0.21 per share to holders of its common stock. The dividend will be paid on December 18, 2024 to stockholders of record on December 2, 2024.

Future dividend declarations, including amount per share, record date and payment date, will be made by the board of directors and will depend upon, among other things, legal capital requirements and surplus, the Company’s future operations and earnings, general financial condition, material cash requirements, restrictions imposed by our asset-based credit facility and the indenture governing our senior notes, applicable laws, and other factors as the board of directors may deem relevant.

The board of directors also authorized the repurchase of an additional 1.4 million shares of our common stock under our existing common stock repurchase program. From January 1, 2024 to October 30, 2024, the Company repurchased 1.28 million shares of our common stock at a cost of approximately $165 million. This authorization replenishes our existing common stock repurchase program, bringing the total repurchase authorization to approximately 2 million shares, which represents approximately 5% of shares outstanding.

Share repurchases may be made on an opportunistic basis, through open market transactions, privately negotiated transactions, or by other means in accordance with applicable federal securities laws. We are not obligated to purchase any shares and there is no set date that the program will expire. Our board of directors may increase or decrease the number of shares under the program or terminate the program in its discretion at any time.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.